Exhibit 99.1

                          [SKY HARVEST WINDPOWER LOGO]



          SKY HARVEST ADOPTS 2011 STOCK OPTION PLAN AND INITIAL GRANTS

March 10, 2011                                                Symbol: SKYH:OTCBB

VANCOUVER, BRITISH COLUMBIA--Sky Harvest Windpower Corp. OTCBB:SKYH (the"Company") announces that effective March 10, 2011, the Company's board of directors adopted the 2011 Stock Option Plan. The purpose of the 2011 Stock Option Plan is to enhance the long-term stockholder value of the company by offering opportunities to current and prospective directors, officers, employees and eligible consultants of the Company to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in the Company's growth and success, and to encourage them to remain in the service of the Company. A total of 5,000,000 shares of common stock are available for issuance under the 2011 Stock Option Plan.

The 2011 Stock Option Plan provides for the grant of incentive stock options and non-qualified stock options. Incentive stock options granted under the 2011 Stock Option Plan are those intended to qualify as "incentive stock options" as defined under Section 422 of the Internal Revenue Code. However, in order to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, the 2011 Stock Option Plan must be approved by the stockholders of our company within 12 months of its adoption. The 2011 Stock Option Plan has not been approved by our stockholders. Non-qualified stock options granted under the 2011 Stock Option Plan are option grants that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code.

Concurrent with the adoption of the 2011 Stock Option Plan, the Company granted incentive stock options on an aggregate of 1,525,000 shares of its common stock to its current director and officer, as well as eligible consultants. These stock options are exercisable at a price of $0.10 per share for a period of five years.

SKY HARVEST WINDPOWER CORP.

William Iny, President

Sky Harvest Windpower Corp. is a United States and British Columbia reporting issuer involved in development stage wind power projects located in southwest Saskatchewan, Canada. Wind speed and environmental data relating to the Company's leased properties indicates that the properties host a strong and consistent wind resource that warrants the erection of wind power generation facilities with the potential to generate up to 350 MW of electricity. For more information, please contact Sky Harvest at 604-267-3041.